Exhibit 99.1

AIB Data Centers Issues CEO Letter Highlighting Recent Milestones and CLT1 Development Strategy

Highlights Include Landmark Agreement with Nebius, Expansion of Power Portfolio, and Funding Strategy for CLT1

New York, NY – October 7, 2026 – AIB Data Centers, Inc. (NYSE American: AIB) (“AIB” or the “Company”), a developer and operator of digital infrastructure focused on artificial intelligence and high-performance computing workloads, today issued a letter to shareholders from Chief Executive Officer Jerry Tang highlighting the Company’s significant recent progress and outlining its development and funding strategy for CLT1.

Recent developments highlighted in the letter include:

●	Execution of a 12-year agreement with Nebius for 50 MW of critical IT capacity at AIB’s CLT1 data center campus, with two potential five-year renewal periods.

●	Significant customer funding support for CLT1 development, including contractual customer prepayments expected to fund a meaningful portion of the initial development.

●	A project-level financing strategy designed to complement customer funding with potential project-level debt and preferred equity.

●	Commercial validation of AIB’s power-first development strategy, with the Nebius agreement demonstrating the Company’s ability to convert secured power capacity into long-term contracted data center capacity.

●	Completion of a strategic Texas acquisition that increased AIB’s total contracted utility power capacity from 65 MW to approximately 120 MW

●	Continued expansion of AIB’s development pipeline and power portfolio, positioning the Company to pursue additional AI and high-performance computing opportunities.

Based on AIB’s current development plan and anticipated sources of project financing, including customer prepayments and project-level financing, the Company does not currently anticipate requiring corporate-level common equity to fund the development of CLT1.

Letter from the Chief Executive Officer

Dear Fellow Shareholders,

The past 30 days have been among the most consequential periods in AIB Data Centers’ development.

During this period, we have taken significant steps toward transforming AIB from a company assembling a portfolio of strategically located, power-rich data center sites into an operating platform with contracted capacity from a leading AI infrastructure customer.

Most importantly, we announced our agreement with Nebius for 50 MW of critical IT capacity at our CLT1 data center campus. The agreement has an initial term of 12 years, with two potential five-year renewal periods. We believe this represents an important validation not only of CLT1, but also of AIB’s broader strategy.

Our thesis has been straightforward: in an AI economy increasingly constrained by access to power, securing scalable power infrastructure can create significant strategic value. We believe the Nebius agreement demonstrates our ability to convert that infrastructure into long-term contracted customer relationships.

We also completed a strategic acquisition in Texas, increasing AIB’s total contracted utility power capacity from 65 MW to approximately 120 MW. This acquisition expands our power portfolio and provides another site for pursuing AI and high-performance computing opportunities.

Funding CLT1

I want to directly address a question that is important to our shareholders: How does AIB intend to fund the development of CLT1?

Our current development plan combines substantial customer prepayments and project-level financing, including potential debt and preferred equity. As a result, we do not currently anticipate requiring corporate-level common equity to fund the development of CLT1.

We believe this distinction is important. As we execute our growth strategy, management remains highly focused on balancing growth with responsible capital allocation and protecting long-term shareholder value.

From Power to Contracted Capacity

The Nebius agreement represents more than a single customer contract. It demonstrates the ongoing progression of our business model:

Secure Power → Contract Customer Capacity → Secure Project Funding → Develop and Deliver Infrastructure → Generate Long-Term Revenue

We believe the scarcity of available power suitable for large-scale AI infrastructure creates an increasingly valuable opportunity for companies capable of securing that power and delivering data center capacity on timelines that meet customer requirements. Our objective is to repeat this model across the AIB portfolio.

Looking Ahead

Moving forward, our immediate priority is advancing CLT1 toward delivery, securing the project financing contemplated under our development plan, meeting our commitments to Nebius, and continuing to advance the broader AIB development portfolio.

We continue to evaluate opportunities to expand our portfolio of power-rich sites capable of supporting AI and high-performance computing infrastructure. AIB is a fundamentally stronger company than it was just 30 days ago. We have secured a major AI infrastructure customer and established commercial validation for our development strategy, strengthened our portfolio, and established a financing path for CLT1 that does not currently require corporate-level common equity.

The next phase is about execution, and that is exactly where our focus is today.

On behalf of the entire AIB team, thank you to our shareholders for your continued support, and we look forward to providing more updates on our progress in the future.

Jerry Tang

Chief Executive Officer
AIB Data Centers, Inc.

About AIB Data Centers

AIB Data Centers Inc. is a developer and operator of digital infrastructure focused on AI hosting and high-performance computing workloads. The Company’s platform combines access to reliable, scalable power resources with modular infrastructure deployment designed to accelerate the development of next-generation compute capacity.

We routinely post information that may be important to investors on the Company’s website. For more information on AIB Data Centers, please visit www.aib.us.

Safe Harbor / Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s participation in upcoming investor events, the development and delivery of contracted capacity, the expected sources and timing of customer prepayments and project funding, its contracted power portfolio, and its development pipeline, and growth and financing strategy, These statements are based on management’s current expectations and are subject to risks and uncertainties, including the availability of capital, customer demand, the timing and completion of utility construction and interconnection work, and other factors described in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially.

Investor Relations Contact:

Chris Tyson, Executive Vice President

MZ Group – MZ North America

949-491-8235

AIB@mzgroup.us

www.mzgroup.us

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